Exhibit 99.1

Hampden Bancorp, Inc. Reports First Quarter Results

SPRINGFIELD, Mass.--(BUSINESS WIRE)--October 31, 2011--Hampden Bancorp, Inc. (the “Company”) (NASDAQ: HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three months ended September 30, 2011.

The Company had net income for the three months ended September 30, 2011 of $536,000, or $0.08 per fully diluted share, as compared to $543,000, or $0.08 per fully diluted share, for the same period in 2010. The Company had an increase in net interest income of $155,000 for the three months ended September 30, 2011 compared to the three months ended September 30, 2010. There was a decrease in interest and dividend income, including fees, of $430,000, or 6.4%, for the three months ended September 30, 2011 compared to the three months ended September 30, 2010. This decrease in interest income was mainly due to a decrease in loan income of $289,000 and a decrease in debt securities income of $137,000. For the three month period ended September 30, 2011, interest expense decreased by $585,000, or 27.0%, compared to the three month period ended September 30, 2010. This decrease in interest expense was due to a decrease in deposit interest expense of $426,000 and a decrease in borrowing interest expense of $159,000. There was a decrease in the rates of deposits and a decrease in the average balance of borrowed funds due to the Company paying off some higher rate borrowings. The increase in net interest income was more than offset by an increase in non-interest expense of $172,000 for the three months ended September 30, 2011 compared to the same period in 2010. The increase in non-interest expense was mainly due to an increase in salaries and employee benefits of $104,000, or 4.4%, and an increase in other general and administrative expenses of $69,000, or 7.9%, for the three months ended September 30, 2011 compared to the same period in 2010. Our combined federal and state effective tax rate was 34.2% for the three months ended September 30, 2011 compared to 35.7% for the same period in 2010.

The Company’s total assets decreased $6.9 million, or 1.2%, from $573.3 million at June 30, 2011 to $566.4 million at September 30, 2011. Net loans, including loans held for sale, decreased $2.0 million, or 0.5%, to $396.0 million at September 30, 2011, and securities decreased $2.8 million, or 2.5%, to $109.1 million as of September 30, 2011 compared to June 30, 2011. Cash and cash equivalents decreased $2.6 million, or 8.3%, to $28.6 million at September 30, 2011.

Non-performing assets totaled $7.2 million or 1.26% of total assets, at September 30, 2011 compared to $7.5 million, or 1.30% of total assets, at June 30, 2011. Total non-performing assets included $5.9 million of non-performing loans and $1.3 million of other real estate owned. From June 30, 2011 to September 30, 2011, residential mortgage non-performing loans have decreased $151,000, commercial non-performing loans have decreased $120,000, consumer, including home equity, non-performing loans have decreased $29,000 and commercial real estate non-performing loans have decreased $12,000. Impaired loans totaled $19.0 million as of September 30, 2011. The Company has established $604,000 in specific reserves for impaired loans. Management believes that a 1.44% allowance for loan losses to total loans ratio is sufficient to cover estimated losses. The allowance for loan losses to non-performing loans ratio increased from 88.06% at June 30, 2011 to 97.09% at September 30, 2011.

Deposits increased $1.1 million, or 0.3%, to $418.4 million at September 30, 2011 from $417.3 million at June 30, 2011. Money market accounts increased $3.9 million, demand deposits increased $3.4 million, NOW accounts increased $1.9 million and savings accounts increased $1.4 million. Certificates of deposits decreased $9.6 million.

Short-term borrowings, consisting of repurchase agreements, decreased $318,000, or 4.4%, to $6.9 million at September 30, 2011 from $7.2 million at June 30, 2011. Long-term debt decreased $5.2 million, or 10.9%, to $42.3 million at September 30, 2011 from $47.5 million at June 30, 2011.

Stockholders’ equity decreased $954,000, or 1.0%, to $92.6 million at September 30, 2011 from $93.5 million at June 30, 2011. The Company repurchased 137,482 shares of Company stock for $1.8 million, at an average price of $12.91 per share, in the three months ended September 30, 2011 pursuant to the Company’s third and fourth Stock Repurchase Programs announced in June 2010 and December 2010, respectively. In addition, the Company repurchased 1,281 shares of Company stock, at an average price of $13.10 per share, in the first quarter of fiscal 2012 in connection with the vesting of a restricted stock grant as part of our 2008 Equity Incentive Plan. The Company purchased these shares from the employee plan participant for settlement of tax withholding obligations. Our ratio of capital to total assets remained flat at 16.3% at September 30, 2011 compared to June 30, 2011.

Thomas R. Burton, President and CEO stated, “As we closed out the first quarter of our fiscal year, we are somewhat encouraged by increased business banking activity, a slightly better local economy and stable performance of the loan portfolio. We continue to work down our cost of funds as certificates of deposit mature and we move more toward traditional core deposit accounts. Non-performing loans have stabilized and we appear to be well reserved at this time. During the quarter, we purchased 103,539 shares of our stock as part of our fourth stock buy-back program at a significant discount to book value. As of September 30, we have 235,631 shares remaining to purchase as part of this program.”

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At September 30,	At June 30,
	2011	2011
Selected Financial Condition Data:	(In Thousands)

Total assets	$566,416	$573,326
Loans, net (1)	396,049	398,108
Securities	109,102	111,919
Deposits	418,395	417,255
Short-term borrowings, consisting of repurchase agreements	6,915	7,233
Long-term debt	42,294	47,478
Total stockholders' equity	92,562	93,516
(1) Includes loans held for sale of $797,000 at September 30, 2011, and $400,000 at June 30, 2011.

	For The Three Months Ended September 30,
	2011	2010
Selected Operating Results:	(In thousands, except share data)

Interest and dividend income, including fees	$6,242	$6,672
Interest expense	1,584	2,169
Net interest income	4,658	4,503
Provision for loan losses	300	300
Net interest income after provision for loan losses	4,358	4,203
Non-interest income	712	644
Gain on sales and calls of securities and loans, net	109	189
Non-interest expense	4,364	4,192
Income before income tax expense	815	844
Income tax expense	279	301
Net income	$536	$543

Basic earnings per share	$0.09	$0.09
Basic weighted average shares outstanding	6,197,529	6,382,519

Diluted earnings per share	$0.08	$0.08
Diluted weighted average shares outstanding	6,475,364	6,417,431

	For The Three Months Ended September 30,
	2011	2010
Selected Ratios:

Performance Ratios: (1)
Return on average assets (ratio of net income to average total assets)	0.38%	0.37%
Return on average equity (ratio of net income to average equity)	2.29%	2.29%
Average interest rate spread (2)	3.16%	2.83%
Net interest margin (3)	3.49%	3.25%
Efficiency ratio (4)	79.65%	78.56%
Non-interest expense to average total assets	3.08%	2.89%
Non-interest income to average total assets	0.58%	0.57%
Dividend pay-out ratio (5)	37.28%	38.37%

(1) Ratios for the three months ended September 30, 2011 and 2010 are annualized.
(2) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets.
(4) The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.
(5) Dividends declared per share divided by basic net income per common share.

	At September 30,	At June 30,
	2011	2011
Asset Quality Ratios:
Non-performing loans to total loans	1.48%	1.55%
Non-performing assets to total assets	1.26%	1.30%
Allowance for loan losses to non-performing loans	97.09%	88.06%
Allowance for loan losses to total loans	1.44%	1.37%

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com